CONCURRENT COMPUTER CORPORATION
                                  EXHIBIT 11

                         AMENDMENT NO. FIFTEEN TO THE
                          LOAN AND SECURITY AGREEMENT
                        CONCURRENT COMPUTER CORPORATION

     This Amendment No. Fifteen To The Loan And Security Agreement (this "Amendment") is entered into as of this 4th day of April, 1997, by and between CONCURRENT COMPUTER CORPORATION, a Delaware corporation ("Borrower"), with its chief executive office located at 2101 W. Cypress Creek Road, Fort Lauderdale, Florida 33309 and FOOTHILL CAPITAL CORPORATION, a California corporation
("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, in light of the following facts:
                                     FACTS
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     FACT  ONE:        Foothill and Borrower have previously entered into that
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certain Loan And Security Agreement, dated as of June 29, 1995 (as amended and supplemented,  the  "Agreement").

     FACT  TWO:          Foothill  and  Borrower  desires to further amend the
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Agreement  as  provided herein.  Terms defined in the Agreement which are used herein shall have the same meanings as set forth in the Agreement, unless otherwise specified.

     NOW, THEREFORE, Foothill and Borrower hereby modify and amend the Agreement as follows:

     1.     Subsection (g) of the Definition "Eligible Accounts" under Section
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1.1  of  the  Agreement, is hereby amended in its entirety to read as follows:

"(g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed ten percent (10%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, and with respect to Lockheed Martin Marietta Corp. whose total obligations owing to Borrower exceed thirty-five percent (35%), and with respect to Harris Corporation, whose total obligations to Borrower exceed thirty percent (30%) from March 24, 1997 through June 30, 1997 and shall revert to ten percent (10%); provided, however that accounts owed by the Illinois Department of
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Public  Aid,  Loral,  Airinc,  Boeing  Co., Grumman Aircraft, Hughes Aircraft,
Hughes Training Inc., ABB Combustion Engineering, and other accounts that may be approved from time to time by Foothill may be eligible up to a maximum, per Account Debtor, of fifteen percent (15%) of all Eligible Accounts, so long as they are otherwise eligible hereunder;".

2. Foothill shall charge Borrower's loan account a fee in the amount of One Thousand Two Hundred Fifty Dollars ($1,250.00). Said fee shall be fully-earned, non-refundable, and due and payable on the date Borrower's loan account is charged.

     3. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions of this Amendment shall govern. In all other respects, the
Agreement, as supplemented, amended and modified, shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower and Foothill have executed this Amendment as of the day and year first written above.

FOOTHILL  CAPITAL  CORPORATION          CONCURRENT  COMPUTER
               CORPORATION


By                                     By
     Lisa  M.  Gonzales                     Robert  Fitzpatrick
Its  Assistant Vice President          Its  Vice President & Treasurer
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